Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Malvern Bancorp, Inc. Reports Third Fiscal Quarter Results

PAOLI, PA., August 2, 2018 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Bank, National Association (“Malvern” or the “Bank”), today reported operating results for the third fiscal quarter ended June 30, 2018. Net income amounted to $2.2 million or $0.35 per fully diluted common share, for the quarter ended June 30, 2018, an increase of $0.5 million, or 30.5 percent, as compared with net income of $1.7 million, or $0.27 per fully diluted common share, for the quarter ended June 30, 2017.

For the nine months ended June 30, 2018, net income amounted to $4.7 million, or $0.72 per fully diluted common share, compared with net income of $3.9 million, or $0.60 per fully diluted common share, for the nine months ended June 30, 2017.

“We see our third quarter results as strong and highlighted by increased revenue, net income and fully diluted earnings per common share. We continue to deliver improved profitability metrics, including a return on tangible common equity and return on average assets. In addition to these solid results, we are focused on continuing with our plans to build client relationships. We continued loan growth that will aid in building these client relationships. Our goal to have each of our employees “go beyond our client’s expectations” is what ultimately drives our financial performance” indicated Anthony C. Weagley, President and Chief Executive Officer.

Highlights for the quarter include:

●	Return on average assets (“ROAA”) was 0.85 percent for the three months ended June 30, 2018, compared to 0.70 percent for the three months ended June 30, 2017, and return on average equity (“ROAE”) was 8.40 percent for the three months ended June 30, 2018, compared with 6.90 percent for the three months ended June 30, 2017.

●	The Company originated $105.3 million in new loans in the third quarter of fiscal 2018, which was offset by $48.5 million in payoffs, prepayments, amortization, and participation from its portfolio, resulting in a net portfolio increase of $56.8 million over the second quarter of fiscal 2018. New loan originations in the third quarter of fiscal 2018 consisted of $14.2 million in residential mortgage loans, $79.6 million in commercial loans, $9.5 million in construction and development loans and $2.0 million in consumer loans.

●	Non-performing assets (“NPAs”) were 0.32 percent of total assets at June 30, 2018, compared to 0.19 percent at June 30, 2017 and 0.12 percent at September 30, 2017. The allowance for loan losses as a percentage of total non-performing loans was 268.5 percent at June 30, 2018, compared to 421.8 percent at June 30, 2017 and 694.1 percent at September 30, 2017.

●	The Company’s ratio of shareholders’ equity to total assets was 10.25 percent at June 30, 2018, compared to 9.93 percent at June 30, 2017, and 9.80 percent at September 30, 2017.

●	Book value per common share amounted to $16.42 at June 30, 2018, compared to $15.28 at June 30, 2017 and $15.60 at September 30, 2017.

●	The efficiency ratio, a non-GAAP measure, was 52.7 percent for the third quarter of fiscal 2018 on an annualized basis, compared to 57.0 percent in the third quarter of fiscal 2017 and 55.4 percent in the fourth quarter of fiscal 2017.

●	The Company’s balance sheet reflected total asset growth of $7.6 million at June 30, 2018, compared to September 30, 2017, coupled with stable asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

Selected Financial Ratios (unaudited; annualized where applicable)
As of or for the quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Return on average assets	0.85%	0.77%	0.15%	0.77%	0.70%
Return on average equity	8.40%	7.71%	1.55%	7.70%	6.90%
Net interest margin (tax equivalent basis) (1)	2.75%	2.58%	2.47%	2.75%	2.72%
Loans / deposits ratio	114.46%	102.38%	102.19%	106.55%	106.30%
Shareholders’ equity / total assets	10.25%	9.73%	9.76%	9.80%	9.93%
Efficiency ratio (1)	52.7%	57.7%	63.6%	55.4%	57.0%
Book value per common share	$16.42	$16.03	$15.70	$15.60	$15.28

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

Net interest income on a fully tax-equivalent basis, a non-GAAP measure, was $7.0 million for the three months ended June 30, 2018, increasing $0.6 million, or 9.1 percent, from $6.4 million for the comparable three-month period in fiscal 2017. The change for the three months ended June 30, 2018 primarily was the result of an increase in the average balance of interest earning assets, which increased $76.9 million. For the quarter ended June 30, 2018, the Company’s net interest margin on a tax-equivalent basis, a non-GAAP measure, increased to 2.75 percent as compared to 2.72 percent for the same three-month period in fiscal 2017.

For the three months ended June 30, 2018, total interest and dividend income on a fully tax-equivalent basis, a non-GAAP measure, increased $1.2 million, or 13.7 percent, to $10.2 million, compared to the three months ended June 30, 2017. Interest income rose in the quarter ended June 30, 2018, compared to the comparable period in fiscal 2017, primarily due to a $72.2 million increase in the average balance of our loans. Total interest expense increased by $0.6 million, or 25.2 percent, to $3.2 million, for the three months ended June 30, 2018, compared to the same period in fiscal 2017 due to the increase of $65.6 million in average funding sources, as described below.

The 25.2 percent increase in interest expense for the third quarter of fiscal 2018 as compared to the third quarter of fiscal 2017 was primarily due to an increase in average rates. The average cost of funds was 1.45 percent for the quarter ended June 30, 2018 compared to 1.25 percent for the same three-month period in fiscal 2017 and, on a linked sequential quarter basis, increased six basis points compared to the second quarter of fiscal 2018.

For the nine months ended June 30, 2018, total interest and dividend income on a fully tax equivalent basis increased $5.1 million, or 20.9 percent, to $29.5 million, compared to $24.4 million for the nine months ended June 30, 2017. Total interest expense increased by $2.9 million, or 43.2 percent, to $9.5 million, for the nine months ended June 30, 2018, compared to the comparable period in fiscal 2017. Interest income rose for the nine months ended June 30, 2018, compared to the comparable period in fiscal 2017 primarily due to a $132.0 million increase in average loan balances. Compared to the same period in fiscal 2017, for the nine months ended June 30, 2018, average interest earning assets increased $151.1 million, the net interest spread decreased on an annualized tax-equivalent basis by thirteen basis points and the net interest margin decreased on an annualized tax-equivalent basis by ten basis points.

Joseph Gangemi, Chief Financial Officer of Malvern Bancorp, Inc., added, “The decrease in cash quarter over quarter reflects an investment of our excess cash holdings into loans, which had an overall positive impact for the period including expansion of the margin. We anticipate replenishing the liquidity pool at commensurate rates to the market, therefore the traction to increase margin has been more gradual.”

Earnings Summary for the Period Ended June 30, 2018

The following table presents condensed consolidated statements of income data for the periods indicated.

(dollars in thousands, except per share data)
For the quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Net interest income	$6,976	$6,568	$6,382	$6,707	$6,399
Provision for loan losses	589	240	—	489	645
Net interest income after provision for loan losses	6,387	6,328	6,382	6,218	5,754
Other income	715	449	1,711	532	814
Other expense	4,790	4,105	4,471	3,813	3,986
Income before income tax expense	2,312	2,672	3,622	2,937	2,582
Income tax expense	69	654	3,219	982	863
Net income	$2,243	$2,018	$403	$1,955	$1,719
Earnings per common share
Basic	$0.35	$0.31	$0.06	$0.30	$0.27
Diluted	$0.35	$0.31	$0.06	$0.30	$0.27
Weighted average common shares outstanding:
Basic	6,453,031	6,448,691	6,445,264	6,441,731	6,443,515
Diluted	6,456,048	6,452,246	6,450,513	6,445,151	6,445,288

Other Income

Total other income decreased $99,000, or 12.2 percent, for the third quarter of fiscal 2018 compared with the same period in fiscal 2017. The decrease in total other income was primarily due to a $374,000 decrease in net gains on sales of investment securities, a $28,000 decrease in net gains on sale of loans, and a $6,000 decrease in earnings on bank-owned insurance offset by an increase of $297,000 in other fees and service charges and a $12,000 increase in rental income.

For the nine months ended June 30, 2018, total other income increased $1.1 million compared to the same period in fiscal 2017, primarily as a result of a $1.2 million net gain on the sale of real estate, an increase of $308,000 in other fees and service charges and a $35,000 increase in rental income offset by a $432,000 decrease in net gains on sales of investment securities, a $10,000 decrease in net gains on sale of loans, and a $21,000 decrease in earnings on bank-owned insurance.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Service charges on deposit accounts	$530	$237	$271	$262	$233
Rental income – other	63	67	66	66	51
Net gains on sales of investments, net	—	—	—	31	374
Gain on sale of real estate, net	—	—	1,186	—	—
Gain on sale of loans, net	3	26	67	48	31
Bank-owned life insurance	119	119	121	125	125
Total other income	$715	$449	$1,711	$532	$814

Other Expense

Total other expense for the three months ended June 30, 2018, increased $804,000, or 20.2 percent, when compared to the quarter ended June 30, 2017. The increase primarily reflected increases in salaries and employee benefits of $151,000, a $44,000 increase in occupancy expense, a $467,000 increase in professional fees, and a $215,000 increase in other operating expense. The increase was offset by a $2,000 decrease in the federal deposit insurance premium, a $37,000 decrease in advertising expense, and a $34,000 decrease in data processing expense. The increase in salaries and employee benefits primarily reflects higher compensation and related costs due to added staff to support overall franchise growth. The increase in occupancy expense was mainly due to expanded locations. Professional fees reflect increased legal and accounting fees for the period related to prior period restatements, which the Company does not expect to continue into future periods.

For the nine months ended June 30, 2018, total other expense increased $2.0 million, or 17.9 percent, compared to the same period in fiscal 2017. The increase primarily reflected increases in salaries and employee benefits of $626,000, a $184,000 increase in occupancy expense, a $54,000 increase in the federal deposit insurance premium, a $905,000 increase in professional fees, and a $424,000 increase in other operating expense. The increase was offset by a $92,000 decrease in data processing expense and a $69,000 decrease advertising expense.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Salaries and employee benefits	$2,024	$2,001	$1,990	$1,725	$1,873
Occupancy expense	577	586	562	543	533
Federal deposit insurance premium	76	75	76	71	78
Advertising	30	38	54	25	67
Data processing	274	267	278	285	308
Professional fees	1,088	450	788	473	621
Other operating expenses	721	688	723	691	506
Total other expense	$4,790	$4,105	$4,471	$3,813	$3,986

Income Taxes

Total income tax expense for the three months ended June 30, 2018 was $69,000 compared to $863,000 for the quarter ended June 30, 2017. This decrease in income tax expense is primarily related to income tax strategies that were implemented during the past year. The results of this tax strategy were recognized in the third fiscal quarter of 2018 upon filing of the Company’s federal and state income tax returns for the fiscal year ended September 30, 2017. For the nine months ended June 30, 2018, income tax expense increased $2.0 million, or 103.2 percent, compared to the same period in fiscal 2017.

Statement of Condition Highlights at June 30, 2018

Highlights as of June 30, 2018, included:

●	Balance sheet strength, with total assets amounting to $1.1 billion at June 30, 2018, an increase of $7.6 million, or 0.7 percent, compared to September 30, 2017.

●	The Company’s gross loans were $901.8 million at June 30, 2018, an increase of $59.7 million, or 7.1 percent, from September 30, 2017.

●	Total investments were $65.4 million at June 30, 2018, an increase of $15.9 million, or 32.0 percent, compared to September 30, 2017.

●	Deposits totaled $787.9 million at June 30, 2018, a decrease of $2.5 million, or 0.3 percent, compared to September 30, 2017.

●	Federal Home Loan Bank (FHLB) advances totaled $123.0 million and $118.0 million at June 30, 2018 and at September 30, 2017, respectively.

●	Subordinated debt totaled $24.4 million and $24.3 million at June 30, 2018 and at September 30, 2017, respectively.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

(in thousands)
At quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Cash and due from depository institutions	$1,447	$1,566	$1,636	$1,615	$1,622
Interest bearing deposits in depository institutions	45,934	120,144	127,006	115,521	111,805
Investment securities, available for sale, at fair value	34,348	44,341	44,503	14,587	16,811
Investment securities held to maturity	31,004	33,052	33,893	34,915	36,027
Restricted stock, at cost	8,781	8,583	5,930	5,559	5,458
Loans receivable, net of allowance for loan losses	893,355	837,314	806,764	834,331	800,337
Accrued interest receivable	3,571	3,583	3,344	3,139	2,837
Property and equipment, net	7,240	7,357	7,374	7,507	7,182
Deferred income taxes	3,920	3,713	4,469	6,671	7,912
Bank-owned life insurance	19,282	19,163	19,045	18,923	18,798
Other assets	4,693	4,500	3,872	3,244	2,119

Total assets	$1,053,575	$1,083,316	$1,057,836	$1,046,012	$1,010,908
Deposits	$787,932	$825,569	$797,099	$790,396	$759,679
FHLB advances	123,000	118,000	118,000	118,000	118,000
Other short-term borrowings	2,500	2,500	5,000	5,000	—
Subordinated debt	24,421	24,382	24,342	24,303	24,263
Total other liabilities	7,749	7,503	10,199	5,793	8,533
Shareholders’ equity	107,973	105,362	103,196	102,520	100,433
Total liabilities and shareholders’ equity	$1,053,575	$1,083,316	$1,057,836	$1,046,012	$1,010,908

The following table reflects the composition of the Company’s deposits as of the dates indicated.

(in thousands)
At quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Demand:
Non-interest bearing	$48,296	$38,444	$45,756	$42,121	$50,097
Interest-bearing	198,410	190,602	161,278	155,579	105,439
Savings	44,629	44,716	41,631	44,526	43,709
Money market	276,807	293,813	293,674	276,404	274,018
Time	219,790	257,994	254,760	271,766	286,416
Total deposits	$787,932	$825,569	$797,099	$790,396	$759,679

Loans

Total net loans amounted to $893.3 million at June 30, 2018 compared to $834.3 million at September 30, 2017, for a net increase of $59.0 million or 7.1 percent for the period. The allowance for loan losses amounted to $9.0 million and $8.4 million at June 30, 2018 and September 30, 2017, respectively. Average loans during the third quarter of fiscal 2018 totaled $864.3 million as compared to $792.1 million during the third quarter of fiscal 2017, representing a 9.1 percent increase.

At the end of the third quarter of fiscal 2018 the loan portfolio remained weighted towards two primary components: commercial and the core residential portfolio, with commercial real estate accounting for 53.0 percent and single-family residential real estate loans accounting for 21.4 percent of the loan portfolio. Construction and development loans amounted to 6.1 percent and consumer loans represented 4.0 percent of the loan portfolio at such date. Total gross loans increased $59.7 million, to $901.8 million at June 30, 2018 compared to $842.1 million at September 30, 2017. The increase in the loan portfolio at June 30, 2018 compared to September 30, 2017, primarily reflected an increase of $63.6 million in commercial loans, a $1.4 million increase in construction and development loans, a less than $0.1 million increase in residential mortgage loans and a $5.7 million reduction in consumer loans.

For the quarter ended June 30, 2018, the Company originated new loan volume of $105.3 million, which was offset by loan payoffs of $25.3 million, prepayments totaling $12.9 million, amortization of $8.8 million, and participation of $1.5 million.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Residential mortgage	$192,901	$184,318	$186,831	$192,500	$190,788
Construction and Development:
Residential and commercial	39,845	35,213	34,627	35,622	36,530
Land	15,565	21,727	18,599	18,377	18,325
Total construction and development	55,410	56,940	53,226	53,999	54,855
Commercial:
Commercial real estate	477,584	445,995	427,610	437,760	424,732
Farmland	12,058	12,069	1,711	1,723	1,734
Multi-family	45,204	32,608	32,716	39,768	21,547
Other	82,856	75,368	71,933	74,837	71,248
Total commercial	617,702	566,040	533,970	554,088	519,261
Consumer:
Home equity lines of credit	14,446	15,538	16,811	16,509	17,602
Second mortgages	19,063	19,960	21,304	22,480	23,658
Other	2,311	2,404	2,435	2,570	1,403
Total consumer	35,820	37,902	40,550	41,559	42,663
Total loans	901,833	845,200	814,577	842,146	807,567
Deferred loan costs, net	546	580	624	590	687
Allowance for loan losses	(9,024)	(8,466)	(8,437)	(8,405)	(7,917)
Loans Receivable, net	$893,355	$837,314	$806,764	$834,331	$800,337

At June 30, 2018, the Company had $123.8 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. The Company’s current “Approved, Accepted but Unfunded” pipeline, includes approximately $58.1 million in commercial and construction loans and $1.4 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Non-accrual loans were $2.0 million at June 30, 2018 an increase of $1.0 million or 95.0 percent, as compared to September 30, 2017, and an increase of $0.4 million as compared to June 30, 2017. Other real estate owned (“OREO”) remained at zero at June 30, 2018, September 30, 2017 and June 30, 2017. The increase in non-accrual loans at June 30, 2018 compared to September 30, 2017 was primarily due to one legacy commercial loan, with an aggregate outstanding balance of approximately $0.6 million moving to non-accrual status in the first quarter of 2018. Total performing troubled debt restructured (TDR) loans were $18.7 million at June 30, 2018, $2.2 million at September 30, 2017 and $1.6 million at June 30, 2017. The increase in TDR loans at June 30, 2018 compared to September 30, 2017 was primarily due to two commercial loans with an aggregate outstanding balance of approximately $16.4 million moving to performing TDR status in the second fiscal quarter of 2018.

At June 30, 2018, non-performing assets totaled $3.4 million, or 0.32 percent of total assets, as compared with $1.2 million, or 0.12 percent, at September 30, 2017 and $1.9 million, or 0.19 percent, at June 30, 2017. The increase in non-performing assets at June 30, 2018 compared to September 30, 2017 was primarily due to the addition of five single residential loans with an aggregate outstanding balance of $0.5 million, one commercial loan with an outstanding balance of $0.6 million and seven consumer loans with an aggregate outstanding balance of $0.2 million moving into non-accrual status and a $1.0 million increase in residential mortgage loans receivable greater than 90 days and accruing. The portfolio of non-accrual loans at June 30, 2018 was comprised of twelve residential real estate loans with an aggregate outstanding balance of approximately $1.1 million, one commercial real estate loan with an outstanding balance of $0.6 million, and ten consumer loans with an aggregate outstanding balance of approximately $0.3 million.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Non-accrual loans(1)	$2,023	$2,129	$2,242	$1,038	$1,556
Loans 90 days or more past due and still accruing	1,338	474	345	173	321
Total non-performing loans	3,361	2,603	2,587	1,211	1,877
Other real estate owned	—	—	—	—	—
Total non-performing assets	$3,361	$2,603	$2,587	$1,211	$1,877
Performing troubled debt restructured loans	$18,693	$18,666	$2,222	$2,238	$1,603

Non-performing assets / total assets	0.32%	0.24%	0.24%	0.12%	0.19%
Non-performing loans / total loans	0.37%	0.31%	0.32%	0.14%	0.23%
Net charge-offs (recoveries)	$30	$212	$(32)	$1	$(91)
Net charge-offs (recoveries) / average loans(2)	0.03%	0.10%	(0.02)%	0.00%	(0.05)%
Allowance for loan losses / total loans	1.00%	1.00%	1.04%	1.00%	0.98%
Allowance for loan losses / non-performing loans	268.5%	325.2%	326.1%	694.1%	421.8%

Total assets	$1,053,575	$1,083,316	$1,057,836	$1,046,012	$1,010,908
Total gross loans	901,833	845,200	814,577	842,146	807,567
Average loans	864,348	827,483	822,941	831,578	792,139
Allowance for loan losses	9,024	8,466	8,437	8,405	7,917

(1)	19 loans, totaling approximately $1.1 million or 54.0% of the total non-accrual loan balance, were making payments at June 30, 2018.

(2)	Annualized.

The allowance for loan losses at June 30, 2018 amounted to approximately $9.0 million, or 1.00 percent of total loans, compared to $8.4 million, or 1.00 percent of total loans, at September 30, 2017 and $7.9 million, or 0.98 percent of total loans, at June 30, 2017. The Company had a slight decrease in provision expense of approximately $56,000 for the quarter ended June 30, 2018 compared to June 30, 2017.

Capital

At June 30, 2018, our total shareholders’ equity amounted to $108.0 million, or 10.25 percent of total assets, compared to $102.5 million at September 30, 2017. The Company’s book value per common share was $16.42 at June 30, 2018, compared to $15.60 at September 30, 2017.

At June 30, 2018, the Bank’s common equity tier 1 ratio was 14.77 percent, tier 1 leverage ratio was 12.23 percent, tier 1 risk-based capital ratio was 14.77 percent and the total risk-based capital ratio was 15.82 percent. At September 30, 2017, the Bank’s common equity tier 1 ratio was 14.75 percent, tier 1 leverage ratio was 12.02 percent, tier 1 risk-based capital ratio was 14.75 percent and the total risk-based capital ratio was 15.78 percent. At June 30, 2018, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Other income	$715	$449	$1,711	$532	$814
Less: Net investment securities gains and gains on sale of real estate	—	—	1,186	31	374
Other income, excluding net investment securities gains and gains on sale of real estate	$715	$449	$525	$501	$440

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Other expense	$4,790	$4,105	$4,471	$3,813	$3,986
Less: non-core items(1)	713	43	72	29	72
Other expense, excluding non-core items	$4,077	$4,062	$4,399	$3,784	$3,914
Net interest income (tax equivalent basis)	$7,021	$6,597	$6,393	$6,729	$6,433
Other income, excluding net investment securities gains and gains on sale of real estate	715	449	525	501	440
Total	$7,736	$7,046	$6,918	$7,230	$6,873

Efficiency ratio	52.7%	57.7%	63.6%	55.4%	57.0%

(1) Non-core items for the quarter ended June 30, 2018 consisted of additional legal and accounting fees arising out of matters pertaining to prior period restatements. Non-core items for prior periods consisted of expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs and external payroll development costs. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Efficiency ratio on a GAAP basis	62.3%	58.5%	55.2%	52.7%	55.3%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The Company revised its estimated annual effective rate to reflect a change in the federal statutory rate from 35% to 21%, resulting from the enactment of the Tax Cuts and Jobs Act of 2017. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the blended statutory rate of 24.5% for the current period and 34% for each of the prior periods presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Net interest income (GAAP)	$6,976	$6,568	$6,382	$6,707	$6,399
Tax-equivalent adjustment(1)	45	29	11	22	34
TE net interest income	$7,021	$6,597	$6,393	$6,729	$6,433

Net interest income margin (GAAP)	2.73%	2.57%	2.46%	2.75%	2.71%
Tax-equivalent effect	0.02	0.01	0.01	0.00	0.01
Net interest margin (TE)	2.75%	2.58%	2.47%	2.75%	2.72%

(1) Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

(in thousands)
For the quarter ended:	6/30/18	3/31/18	12/31/17	9/30/17	6/30/17
Investment securities	$75,932	$77,961	$59,453	$50,899	$82,832
Loans	864,348	827,483	822,941	832,205	792,139
Allowance for loan losses	(8,589)	(8,426)	(8,419)	(8,120)	(7,456)
All other assets	120,730	157,126	194,017	134,502	110,456
Total assets	1,052,421	1,054,144	1,067,992	1,009,486	977,971
Non-interest bearing deposits	$45,124	$40,034	$42,760	$45,969	$45,173
Interest-bearing deposits	746,341	754,820	766,105	705,841	682,606
FHLB advances	118,121	118,000	118,000	118,000	118,000
Other short-term borrowings	2,555	4,945	5,000	6,033	220
Subordinated debt	24,399	24,360	24,322	24,282	24,992
Other liabilities	9,072	7,283	8,086	7,749	7,324
Shareholders’ equity	106,809	104,702	103,719	101,612	99,656
Total liabilities and shareholders’ equity	$1,052,421	$1,054,144	$1,067,992	$1,009,486	$977,971

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, a national bank that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia and through its eight other banking locations in Chester, Delaware and Bucks counties, Pennsylvania and Morristown, New Jersey, its New Jersey regional headquarters. The Bank also operates representative offices in Palm Beach, Florida and Montchanin, Delaware. Its primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Bell Rock Capital’s services include banking, liquidity management, investment services, 401(K) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., changes in federal and state tax laws, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	June 30, 2018	September 30, 2017
(unaudited)
ASSETS
Cash and due from depository institutions	$1,447	$1,615
Interest bearing deposits in depository institutions	45,934	115,521
Total cash and cash equivalents	47,381	117,136
Investment securities available for sale, at fair value (amortized cost of $34.8 million and $14.9 million at June 30, 2018 and September 30, 2017, respectively)	34,348	14,587
Investment securities held to maturity (fair value of $30.0 million and $34.6 million at June 30, 2018 and September 30, 2017, respectively)	31,004	34,915
Restricted stock, at cost	8,781	5,559
Loans receivable, net of allowance for loan losses of $9,024 and $8,405, respectively	893,355	834,331
Accrued interest receivable	3,571	3,139
Property and equipment, net	7,240	7,507
Deferred income taxes, net	3,920	6,671
Bank-owned life insurance	19,282	18,923
Other assets	4,693	3,244
Total assets	$1,053,575	$1,046,012

LIABILITIES
Deposits:
Non-interest bearing	$48,296	$42,121
Interest-bearing	739,636	748,275
Total deposits	787,932	790,396
FHLB advances	123,000	118,000
Other short-term borrowings	2,500	5,000
Subordinated debt	24,421	24,303
Advances from borrowers for taxes and insurance	3,148	1,553
Accrued interest payable	1,095	694
Other liabilities	3,506	3,546
Total liabilities	945,602	943,492

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, issued and outstanding: 6,575,179 shares at June 30, 2018 and 6,572,684 shares at September 30, 2017	66	66
Additional paid in capital	60,985	60,736
Retained earnings	47,770	43,139
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,374)	(1,483)
Accumulated other comprehensive income	526	62
Total shareholders’ equity	107,973	102,520
Total liabilities and shareholders’ equity	$1,053,575	$1,046,012

MALVERN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except for share data)	2018	2017	2018	2017
(unaudited)
Interest and Dividend Income
Loans, including fees	$9,380	$8,246	$26,821	$21,926
Investment securities, taxable	300	422	832	1,364
Investment securities, tax-exempt	61	100	191	422
Dividends, restricted stock	130	64	333	192
Interest-bearing cash accounts	327	141	1,236	349
Total Interest and Dividend Income	10,198	8,973	29,413	24,253
Interest Expense
Deposits	2,304	1,645	6,641	4,393
Short-term borrowings	13	1	54	12
Long-term borrowings	539	545	1,648	1,615
Subordinated debt	366	383	1,144	604
Total Interest Expense	3,222	2,574	9,487	6,624
Net interest income	6,976	6,399	19,926	17,629
Provision for Loan Losses	589	645	829	2,302
Net Interest Income after Provision for Loan Losses	6,387	5,754	19,097	15,327
Other Income
Service charges on deposit accounts	530	233	1,038	730
Rental income-other	63	51	196	161
Net gains on sales of investments, net	—	374	—	432
Net gains on sale of real estate	—	—	1,186	—
Net gains on sale of loans, net	3	31	96	106
Earnings on bank-owned life insurance	119	125	359	380
Total Other Income	715	814	2,875	1,809
Other Expense
Salaries and employee benefits	2,024	1,873	6,015	5,389
Occupancy expense	577	533	1,725	1,541
Federal deposit insurance premium	76	78	227	173
Advertising	30	67	122	191
Data processing	274	308	819	911
Professional fees	1,088	621	2,326	1,421
Other operating expenses	721	506	2,132	1,708
Total Other Expense	4,790	3,986	13,366	11,334
Income before income tax expense	2,312	2,582	8,606	5,802
Income tax expense	69	863	3,942	1,940
Net Income	$2,243	$1,719	$4,664	$3,862

Earnings per common share
Basic	$0.35	$0.27	$0.72	$0.60
Diluted	$0.35	$0.27	$0.72	$0.60
Weighted Average Common Shares Outstanding
Basic	6,453,031	6,443,515	6,449,089	6,427,978
Diluted	6,456,048	6,445,288	6,452,068	6,428,426

MALVERN BANCORP, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	6/30/2018	3/31/2018	6/30/2017
(unaudited)
Statements of Operations Data

Interest income	$10,198	$9,704	$8,973
Interest expense	3,222	3,136	2,574
Net interest income	6,976	6,568	6,339
Provision for loan losses	589	240	645
Net interest income after provision for loan losses	6,387	6,328	5,754
Other income	715	449	814
Other expense	4,790	4,105	3,986
Income before income tax expense	2,312	2,672	2,582
Income tax expense	69	654	863
Net income	$2,243	$2,018	$1,719
Earnings (per Common Share)
Basic	$0.35	$0.31	$0.27
Diluted	$0.35	$0.31	$0.27
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$34,348	$44,341	$16,811
Investment securities held to maturity (fair value of $30.0 million, $32.1 million, and $35.6 million)	31,004	33,052	36,027
Loans, net of allowance for loan losses	893,355	837,314	800,337
Total assets	1,053,575	1,083,316	1,010,908
Deposits	787,932	825,569	759,679
FHLB advances	123,000	118,000	118,000
Short-term borrowings	2,500	2,500	—
Subordinated debt	24,421	24,382	24,263
Shareholders’ equity	107,973	105,362	99,663
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,453,031	6,448,691	6,443,515
Diluted	6,456,048	6,452,246	6,445,288
Operating Ratios
Return on average assets	0.85%	0.77%	0.70%
Return on average equity	8.40%	7.71%	6.90%
Average equity / average assets	10.15%	9.93%	10.19%
Book value per common share (period-end)	$16.42	$16.03	$15.28
Non-Financial Information (Period-End)
Common shareholders of record	406	409	428
Full-time equivalent staff	87	86	81